SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2008

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:

333-133319

Delaware	51-0372090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5560 Tennyson Parkway

Plano, Texas 75024

(Address of principal executive offices)

(469) 241-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2008, the Board of Directors (the “Board”) of LifeCare Holdings, Inc. (the “Company”) removed William Hamburg from the offices of Interim President and Chief Executive Officer and appointed Wayne McAlister, age 61, as the Company’s President and Chief Executive Officer. In addition, on January 14, 2008, the size of the Board was increased by one (1), to six (6) total directors, and Wayne McAlister was elected as a director of the Company. Prior to joining the Company, Mr. McAlister served, since 1999, as Senior Vice President of Triad Hospitals, Inc. and as Division President of a large group of its hospitals, where he was responsible for development, management and financial operations.

On January 14, 2008, the Company and its parent company, LCI Holding Company, Inc. (“Parent”), entered into an employment agreement with Wayne McAlister. The employment agreement provides for an initial term of 2 years, subject to automatic 1 year renewals thereafter unless the agreement is terminated in accordance with its terms, and provides that Mr. McAlister will serve as the President and Chief Executive Officer of Parent. Pursuant to the employment agreement, Mr. McAlister is entitled to receive an annual base salary of $500,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Board. The target amount of the annual bonus is 60% of Mr. McAlister’s base salary and the maximum amount of the annual bonus is 100% of Mr. McAlister’s base salary. In addition, the employment agreement provides for Mr. McAlister to earn an additional one-time bonus in connection with a change of control transaction. If Mr. McAlister is terminated other than for cause or resigns voluntarily for good reason, he is entitled to receive continued salary and bonus for two years, with the amount of the annual bonus equal to the lesser of 60% of Mr. McAlister’s base salary in effect on the date of termination or the annual bonus paid to him in the immediately preceding fiscal year. Mr. McAlister is subject to non-competition, non-solicitation and certain confidentiality provisions for a period of two years following the termination of his employment.

Item 9.01	Financial Statements and Exhibits.

99.1	Press Release, dated January 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECARE HOLDINGS, INC.
(Registrant)

Date: January 16, 2008	/s/ Phillip B. Douglas
Phillip B. Douglas
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release, dated January 14, 2008.